U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2006

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance And Management

Item 5.02 Appointment of Principal Officers

Coffee Pacifica, Inc. announced in a press release dated June 27, 2006 that it has promoted Mr. Terry Klassen, currently its Chief Operating Officer, to the position of Chief Executive Officer. Klassen's appointment becomes effective July 1, 2006. Klassen joined Coffee Pacifica on June 1, 2005 as Vice President of Sales and was promoted to Chief Operating Officer in January 2006. Klassen has wide-ranging coffee sales experience in the coffee industry with green bean coffee and coffee related products. Klassen has held numerous senior management positions, including President of Coffee Butlers LLC, Vice President Western Sales with UsRefresh Coffee and Vending and recently as a President of Vogue International Coffee Products Broker Inc.

Coffee Pacifica, Inc has entered into a definitive Engagement agreement (the "Agreement") dated July 1, 2006 with Terry Klassen to act as its Chief Executive Officer. As the Chief Executive Officer, Klassen will perform such duties customarily performed by the Chief Executive Officer and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company (the "Board"). These duties include, but may not be limited to, the day to day management and operation of Coffee Pacifica's business affairs including the marketing and sales of green bean coffee in the United States, Canada and Europe, signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Klassen has other business interests and responsibilities but that he does not anticipate any significant time conflicts. Klassen will not accept any significant new engagements and will devote the time and attention necessary to fulfill the duties to the Company. The Agreement shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party. The Company shall make monthly management fee payments of eight thousand dollars ($8,000) to Klassen, in arrears, on the 25th day of each month. In further consideration of other services to be rendered under this Agreement, Klassen shall be paid through issuance of four hundred thousand (400,000) restricted common shares and two hundred thousand (200,000) registered common shares of the Company. The registered shares shall be registered pursuant to a Form S-8 registration. The Agreement also contains customary representations and warranties from Klassen and Coffee Pacifica, Inc.

The summary of the Agreement entered into in connection with the engagement of Terry Klassen as set forth in this report on From 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this From 8-K.

Coffee Pacifica, Inc. also announced in a Press Release dated July 10, 2006, that it has appointed Mrs. Rhonda Penner-Dunlop as the Chief Financial Officer effective July 1, 2006. Penner-Dunlop is a Certified General Accountant and has 19 years of diverse and solid accounting and business management experience. Since 2001, she was a Controller at Morse Construction Group, Inc. in Everett, Washington.

Coffee Pacifica, Inc has entered into a definitive Employment agreement (the "Agreement") dated July 1, 2006 with Mrs. Rhonda Penner-Dunlop to act as its Chief Financial Officer. Penner-Dunlop will be paid an annual salary of $80,000 and a contract execution bonus in the form of twenty thousand (20,000) registered common shares of the Company. The registered shares shall be registered pursuant to a Form S-8 registration. As the Chief Financial Officer, Penner-Dunlop will perform such duties customarily performed by the Chief Financial Officer and such other duties as reasonably requested by the President and Chief Executive Officer or the Board of Directors of the Company (the "Board"). These duties include, but may not be limited to, acting the principal accounting officer and signing SEC filings and certifications required by the Sarbanes-Oxley Act. The Agreement shall continue on a year-to-year basis until terminated by either party upon sixty days prior written notice to the other party. The Agreement also contains customary representations and warranties from Penner-Dunlop and Coffee Pacifica, Inc.

The summary of the Agreement entered into in connection with the engagement of Rhonda Penner- Dunlop as set forth in this report on From 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this From 8-K.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become executive officers. There have been no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Terry Klassen and Rhonda Penner-Dunlop had or are to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                                                                                                                    COFFEE PACIFICA, INC.

Date: July 10, 2006 _________                                                                             "SHAILEN SINGH" ____

                                                                                                                                     Shailen Singh, President